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                                                                   Exhibit 10(a)

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT is made this 11th day of May, 1998, by and among GEORGIA GULF CORPORATION, a Delaware corporation ("Purchaser"), NORTH AMERICAN PLASTICS, INC., a Mississippi corporation (the "Acquired Company"), JOHN S. CHEW, JR. ("Chew") and the SHAREHOLDERS as defined hereinbelow (the "Shareholders").

                              W I T N E S S E T H :

         WHEREAS, John S. Chew, Jr. Revocable Trust, Karen C. Robinson, Kelly Pauline Robinson Qualified Subchapter S Trust, Olivia Ann Robinson Qualified Subchapter S Trust and Claire Elizabeth Robinson Subchapter S Trust (collectively, the "Shareholders") are the current holders of all of the issued and outstanding shares of capital stock of the Acquired Company;

         WHEREAS, Chew is formerly a shareholder of the Acquired Company and its founder, and is the grantor of the John S. Chew, Jr. Revocable Trust;

         WHEREAS, the parties hereto desire to enter into this Stock Purchase Agreement pursuant to which Purchaser will acquire all of the issued and outstanding shares of capital stock of the Acquired Company from the Shareholders, upon the terms and conditions set forth herein;

         NOW, THEREFORE, for and in consideration of the premises and mutual promises, agreements, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

I.       DEFINITIONS.

         As used herein, the following terms shall have the following meanings unless the context otherwise requires:

         1.1 "Acquired Company" shall mean North American Plastics, Inc., a Mississippi corporation.

         1.2 "Agreement" shall mean this Stock Purchase Agreement.

         1.3 "Airplane" shall mean the Acquired Company's certain model Learjet 60 (Serial Number 106) airplane, and equipment related thereto to be identified in Exhibit 1.3 hereto.

         1.4 "Benefit Plans" shall have the meaning set forth in Section 3.16 hereof.



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         1.5 "Business" shall mean the operations currently conducted by the
Acquired Company.



         1.6 "Chew" shall mean John S. Chew, Jr., a Mississippi resident.

         1.7 "Closing" shall mean the consummation of the transactions provided for in this Agreement.

         1.8 "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 7.1 hereof.

         1.9 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.12 "Consulting Agreement" shall mean the Consulting Agreement between the Acquired Company and Chew, substantially in the form attached as Exhibit
2.17 hereto.

         1.10 "Covenant Not to Compete" shall mean the Covenant Not to Compete between Purchaser, the Acquired Company and Chew, substantially in the form attached as Exhibit 2.16 hereto.

         1.11 "Election" shall mean the election provided by Section 338(h)(10) of the Code and any corresponding elections under state, local and foreign tax laws.

         1.12 "Environmental Matters" shall mean all matters of or relating to the handling, treatment, storage or disposal into the environment of Hazardous Substances and compliance with laws and regulations relating to the environment.

         1.13 "ERISA" shall mean the Employment Retirement Income Security Act of 1974, as amended.

         1.14 "ERISA Plan" shall have the meaning set forth in Section 3.16.1 hereof.

         1.15 "Existing Title Encumbrances" shall mean the matters encumbering title to the Real Property set forth in Exhibit 3.7.2.2 hereto.

         1.16 "Governmental Body" shall mean any foreign, federal, state, local or other governmental authority or regulatory body, including without limitation a political subdivision, agency or court.

         1.17 "Hazardous Substance" shall have the meaning set forth in Section
3.19 hereof.

         1.18 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         1.19 "Improvements" shall mean, collectively, any and all buildings, fixtures and other improvements located on the Real Property.


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         1.20 "Intellectual Property Rights" means all (a) patents, patent applications, patent disclosures and inventions, (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, data bases and documentation thereof, (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (g) other intellectual property rights and (h) copies and tangible embodiments thereof (in whatever form or medium).

         1.21 "Interim Balance Sheet" shall mean the balance sheet included within the Interim Financial Statements.

         1.22 "Interim Financial Statements" shall have the meaning set forth in
Section 3.5 hereof.

         1.23 "Interim Financial Statement Date" shall mean March 31, 1998.

         1.24 "1933 Act" shall mean the Securities Act of 1933, as amended.

         1.25 "1996 and 1997 Financial Statements" shall have the meaning set forth in Section 3.5 hereof.

         1.26 "Permits" shall mean all licenses, registrations, certificates, approvals, and permits issued by governmental authorities and quasi-governmental authorities in regard to the Real Property, the Improvements, or any portion or component of either thereof.

         1.27 "Permitted Shareholder Debt Reduction" shall have the meaning set forth in Section 3.10.10 hereof.

         1.28 "Permitted 1998 Pre-Closing Dividends" shall mean dividends made to Shareholders by the Company on or after January 1, 1998 and prior to Closing up to but not exceeding the amount therefor accrued on the balance sheet of the Company as of December 31, 1997 (included in the 1996 and 1997 Financial Statements).

         1.29 "Permitted 1998 Tax Distribution Closing Payments" shall have the meaning set forth in Section 2.4 hereof.

         1.30 "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, estate, unincorporated organization or Governmental Body.

         1.31 "Property" shall have the meaning set forth in Section 3.19 hereof.


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         1.32 "Purchaser" shall mean Georgia Gulf Corporation, a Delaware corporation.


         1.33 "Real Property" shall mean those certain tracts of land located in Monroe County and Madison County, Mississippi, and described on Exhibit 3.7.2.1 hereto.

         1.34 "Representative" shall mean Chew, or in the event that Chew resigns, dies or is physically unable to act as the "Representative," then the "Representative" shall mean Karen C. Robinson.

         1.35 "Shareholders" shall mean the Persons identified in the recitals hereto as the "Shareholders."

         1.36 "Tax Returns" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

         1.37 "Taxes" shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Body.


II.      COVENANTS AND UNDERTAKINGS.

         2.1 Purchase and Sale of Stock. Subject to the terms and conditions hereinafter set forth, the Shareholders shall, at the Closing, sell, assign, transfer, convey and deliver to Purchaser, free and clear of all liens, claims, charges, security interests, and other encumbrances of any nature whatsoever, all of the issued and outstanding shares of capital stock of the Acquired Company. Such sale, transfer, conveyance and delivery shall be evidenced by duly endorsed in blank share certificates or share certificates accompanied by duly executed stock powers (in either case, and with all necessary transfer taxes, if any, paid or other revenue stamps affixed thereto).

         2.2 Purchase Price; Retirement of Debt.

         2.2.1 Purchaser, in full payment for the shares of capital stock of the Acquired Company, shall pay to the Shareholders Ninety-Eight Million Two Hundred Eighty-Eight Thousand Dollars ($98,288,000.00), which sum shall be paid among the Shareholders in accordance with Exhibit 2.2.1.

         2.2.2 In addition, at and coincident with the Closing, Purchaser shall contribute, lend or otherwise provide to the Acquired Company the funds sufficient to pay and retire in full the debt (including accrued interest) of the Acquired Company owing to Chew at the Closing up to and not exceeding the amount reflected on the Interim Balance Sheet in respect thereof, plus any interest accrued thereon, but unpaid, at the stated rate for such obligation from the Interim Financial Statement Date through the Closing Date, less Eight Million Dollars ($8,000,000.00) to reflect the



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credit indicated in Section 2.3 hereof. In addition, at the Closing the
Shareholders will receive the Permitted 1998 Tax Distribution Closing Payments and the Shareholders' Estimate for Election Reimbursement Amount as calculated pursuant to and in accordance with the provisions of Sections 2.4 and 2.5 hereof.

         2.3 Purchase of Airplane. Prior to the Closing, Chew or an affiliated company shall purchase from the Acquired Company the Airplane for Eight Million Dollars ($8,000,000.00). Such purchase shall be effected by Chew deducting such amount from, and crediting same against to reduce, the debt owed by the Acquired Company to Chew described in Section 2.2 hereof. Such transfer shall be made pursuant to a bill of sale and assignment and assumption of contract rights related to the Airplane in the form of Exhibit 2.3 attached hereto. Any sales, transfer, recording or other taxes, fees and expenses (other than taxes in respect of income) relating to such transfer will be borne solely by Chew.

         2.4 Permitted Distribution.

         2.4.1 Prior to Closing the Representative, on behalf of the Shareholders, shall provide the Purchaser a good faith calculation (the "Shareholders' Estimate for 1998 1st Four Months' Tax Liability") of taxes estimated to be payable by each of the Shareholders in respect of income attributed to each Shareholder by reason of the ownership by such Shareholder of the capital stock of the Acquired Company and solely as to the operations of the Acquired Company during the period beginning on January 1, 1998 and ending on April 30, 1998 (such liability for taxes, herein the "1998 1st Four Months' Tax Liability"). The Shareholders' Estimate for 1998 1st Four Months' Tax Liability shall be in writing and be accompanied by work papers and other information and data pertaining to the Acquired Company and the Shareholders reasonably sufficient to demonstrate the estimate of liability for taxes thereby provided. Such calculation, and each of the further calculations described herein, shall be made individually as to each Shareholder. The Acquired Company at and coincident with Closing shall distribute and pay to each Shareholder (and the Purchaser shall contribute, lend or otherwise provide the Acquired Company such funds to the extent necessary to cause a distribution and payment to such Shareholder of) the Shareholders' Estimate for 1998 1st Four Months' Tax Liability for such Shareholder (the "Permitted 1998 Tax Distribution Closing Payments"). Subsequent to Closing the Acquired Company shall prepare and shall provide to the Representative the final Forms K-1 for the Acquired Company for 1998 and its written calculation ("Calculation for 1998 Tax Liability") of the taxes estimated to be payable by each Shareholder in respect of income attributed to each Shareholder by reason of the ownership by such Shareholder of the capital stock of the Acquired Company and solely as to the operations of the Acquired Company during the period beginning on January 1, 1998 and ending on the Closing Date (such liability for taxes herein the "1998 Tax Liability"). The Calculation for 1998 Tax Liability shall be based on and consistent with the Forms K-1. The Acquired Company shall pay to such Shareholder (and the Purchaser shall contribute, lend or otherwise provide the Acquired Company such funds to the extent necessary to cause a distribution to such Shareholder of) the excess, if any, of the Calculation for 1998 Tax Liability over the Permitted 1998 Tax Distribution Closing Payment (in each case for such Shareholder). Should the Permitted 1998 Tax Distribution Closing Payment for any Shareholder exceed the Calculation for 1998 Tax Liability for such Shareholder, such Shareholder shall promptly pay the Acquired Company (or the Purchaser) such excess.


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         2.4.2 Notwithstanding anything herein to the contrary, the tax liability of the Shareholders to be distributed and paid to the Shareholders pursuant to this Section 2.4 shall be computed without giving effect to the sale by the Shareholders of the capital stock of the Acquired Company to Purchaser pursuant to this Agreement or the making of the Election (although it shall give effect to sale of the Airplane provided for in Section 2.3 hereof). Further, such liability shall be computed using the "closing-of-the-books" method of allocation, wherein it would be presumed that the books of the Acquired Company would be closed as of the Closing Date. The Shareholders shall file their tax returns and other similar reports on a basis fully consistent with the Forms K-1 referenced hereinabove. Nothing contained in this Section 2.4 (or in Section 8.2(c) hereof) shall limit any tax or other representations or warranties made by the Shareholders and the Acquired Company to Purchaser pursuant to Article III hereof or otherwise.

         2.5 Certain Tax Election Matters.

         2.5.1 At the sole election of the Purchaser, and as so directed by the Purchaser, the Acquired Company and the Shareholders covenant and agree to make an Election with respect to the purchase and sale of the Company's capital stock as contemplated herein. At or prior to the Closing, as directed by the Purchaser, the Acquired Company and the Shareholders shall execute and deliver to Purchaser such tax election forms as prepared by the Purchaser and as determined by the Purchaser as necessary or desirable to effect the Election. If the Purchaser determines to make the Election, the parties hereto agree to take all reasonably necessary and appropriate actions, including filing such tax forms, returns and other documents as may be required, to effect and preserve a timely Election.

         2.5.2 The parties agree that the purchase price and the liabilities of the Acquired Company (plus other relevant items) will be allocated to and among the assets of the Acquired Company for all purposes (including tax and financial accounting purposes) in a manner consistent with the fair market value set forth on the Allocation Schedule attached hereto as Exhibit 2.5.2. The parties will file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such schedule.

         2.5.3 The Purchaser agrees to pay to the Shareholders at Closing any incremental income tax to be incurred by the Shareholders attributable to the Election (the "Election Liability"). Prior to Closing the Representative, on behalf of the Shareholders, shall provide the Purchaser a calculation of the Election Liability (the "Shareholders' Estimate for Election Reimbursement Amount"). Such estimate shall be in writing and be accompanied by work papers and other information and data pertaining to the Company and the Shareholders reasonably sufficient to demonstrate the estimate of taxes thereby calculated. Such calculation, and each of the further calculations described herein, shall be made individually as to each Shareholder. The Shareholders' Estimate for Election Reimbursement Amount for each Shareholder shall be paid by Purchaser at Closing to such Shareholder. Subsequent to the Closing, Purchaser shall compute the Election Liability, and shall provide same to the Representative. If the Election Liability exceeds the Shareholders' Estimate for Election Reimbursement Purchaser shall pay such excess to the Shareholders.


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         2.5.4 Nothing contained in this Section 2.5 (or in Section 8.2(c)
hereof) shall limit any tax or other representations or warranties made by the Shareholders and the Acquired Company to Purchaser pursuant to Article III hereof or otherwise.

         2.5.5 If for tax purposes, other than federal income tax purposes, the taxable period of the Acquired Company that includes the Closing Date does not terminate on such date (a "Straddle Period"), the parties will, to the extent permitted by applicable law, elect with the relevant Governmental Body to treat a portion of any such Straddle Period as a short taxable period ending as of the close of the Closing Date.

         2.6 Shareholder Acknowledgment. Simultaneously with the execution of this Agreement, the Acquired Company and the Shareholders shall deliver to Purchaser a Shareholder Acknowledgment, Consent and Power of Attorney in the form attached hereto as Exhibit 2.6, executed by each of the Shareholders, pursuant to which the Representative shall be given an irrevocable power of attorney to act exclusively on behalf of the Shareholders with regard to any matters contemplated by this Agreement and to distribute any payments received pursuant to this Agreement to the Shareholders or to their personal representatives, heirs and assigns.

         2.7 Acquisition Proposal. Prior to the Closing, neither the Acquired Company, Chew nor any of the Shareholders shall directly or indirectly solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in or enter into any negotiations or discussions concerning, any acquisition, business combination or purchase of all or a portion of the assets of, or any equity interest in, the Acquired Company, or assets utilized or required in the operation of the Acquired Company, other than as contemplated by this Agreement. The Shareholders, Chew and the Acquired Company will notify Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with either of them; and the Acquired Company shall instruct any officer, director, agent or affiliate of the Acquired Company to refrain from doing any of the above.

         2.8 Conduct of the Business of the Acquired Company Prior to Closing.

         2.8.1 Except with the prior consent in writing of Purchaser, the Acquired Company, Chew and the Shareholders covenant and agree that, between the date of this Agreement and the Closing Date, the Acquired Company will conduct its business in the ordinary course, and that they will: (i) use their best efforts to preserve the organization of the Acquired Company intact, to keep available the services of its present officers and employees, and to preserve the goodwill of customers, suppliers, and others having business relations with the Acquired Company; (ii) maintain the properties of the Acquired Company in the same working order and condition as such properties are in as of the date of this Agreement, reasonable wear and tear excepted and not liquidate into cash the assets of the Acquired Company except in the ordinary course of business;
(iii) keep in force at no less than their present limits all existing bonds and policies of insurance insuring the Acquired Company and its respective properties; (iv) not make or permit any change in the Acquired Company's Articles of Incorporation or Bylaws, or in its authorized, issued or outstanding securities; (v) not grant any stock option or right to purchase any security of the Acquired Company, issue any security convertible into such securities, purchase, redeem, retire or otherwise acquire any of such


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securities, or agree to do any of the foregoing (other than in respect of a
Permitted Shareholder Debt Reduction); (vi) not make any contribution to, or distribution from, any employee benefit plan, pension plan, stock bonus plan, 401(k) plan or profit sharing plan (except for the payment of any health, disability and life insurance premiums which may become due and except for distributions required to be made pursuant to the terms currently in effect of any Benefit Plans); (vii) not declare, set aside, make or permit any payment of dividends, distributions or other payments with respect of the capital stock, or any other securities of the Acquired Company (except for (A) the Permitted 1998 Pre-Closing Dividends and the Permitted 1998 Tax Distribution Closing Payments to be made in accordance with the provisions of Section 2.4 hereof and (B) the distribution to Chew of life insurance policies listed on Exhibit 2.8.1 in exchange for a reduction in the debt owed Chew by the Acquired Company equal to the cash value of such policies); (viii) not increase the compensation payable or to become payable by the Acquired Company to any officer, director, employee, or agent and will not make any bonus payment or arrangement to any officer, director, employee or agent; (ix) not sell or agree to sell any assets, except in the ordinary course of business; (x) not authorize or make a material capital expenditure; (xi) promptly advise Purchaser in writing upon their knowledge of any matters arising or discovered after the date of this Agreement which, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the Exhibits hereto; and (xii) promptly advise Purchaser in writing upon notice or communication from third parties relating to such third party's alleging its consent or approval or waiver is required in connection with the transactions contemplated herein.

         2.8.2 Except after prior notification to, and with the prior written consent of, Purchaser, the Acquired Company will not make, and the Shareholders will not permit the Acquired Company to make, between the date of this Agreement and the Closing Date, any change in its banking or safe deposit arrangements or grant any powers of attorney. A list of all bank accounts, safe deposit boxes (and the contents thereof) and powers of attorney of the Acquired Company and of all persons authorized to act with respect thereto is attached hereto as Exhibit 2.8.2.

         2.8.3 Except with the prior consent in writing of Purchaser, the Acquired Company will not make, and the Shareholders will not permit the Acquired Company to make, between the date of this Agreement and the Closing Date, any material changes in the Acquired Company's accounting methods or practices.

         2.9 Filings; Other Actions. Subject to the terms and conditions herein provided, the Acquired Company, the Purchaser and the Shareholders shall use all reasonable efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations, rules or orders to consummate and make effective the transactions contemplated by this Agreement and use all reasonable efforts to obtain any consents of third parties (including, without limitation, those listed on Exhibit 3.9) to agreements which would otherwise be violated by any provisions hereof or the provisions hereof would cause the occurrence of a default thereunder, or result in acceleration of any obligation thereunder, or give right by any party to terminate any of its obligations thereunder, and of all governmental or regulatory agencies whose consents or other approvals would be required to consummate the transactions contemplated herein. The Acquired Company and the Shareholders covenant to cause the Acquired Company's federal, state and local tax returns required to be filed before Closing to be timely and accurately filed with the appropriate taxing authorities. The Acquired Company shall


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submit all such tax returns to Purchaser at least fifteen (15) days prior to the date they must be filed, and Purchaser shall have the opportunity to comment on and approve such returns, which approval shall not be unreasonably withheld. The Shareholders hereby agree to provide Purchaser with all information within any of their knowledge or possession necessary to file such returns. All such information shall be true, correct and accurate in all respects. The Acquired Company shall employ the services of KPMG Peat Marwick LLP in respect of the preparation of the tax returns and reports for the period during 1998 ending on May 11, 1998.

         2.10 Examination of Books and Records. Between the date of this Agreement and the Closing Date, the Acquired Company will allow, and the Shareholders will cause the Acquired Company to allow, Purchaser, its counsel and other representatives full access to all the books, records, files, documents, assets, properties, contracts and agreements of the Acquired Company that may be reasonably requested, and promptly shall furnish Purchaser, its officers and representatives during such period with all information concerning the affairs of the Acquired Company that may be reasonably requested. Purchaser will conduct any investigation in a manner which will not unreasonably interfere with the business of the Acquired Company.

         2.11 Publicity. The Acquired Company and Purchaser shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency with respect thereto.

         2.12 Resignation. At the Closing, the Acquired Company and the Shareholders covenant to cause to be delivered the resignation of each of the directors of the Acquired Company, Chew, Judith A. Chew and Karen C. Robinson, each as an officer of the Acquired Company, and the plan administrator under any Benefit Plan maintained by the Acquired Company, such resignations to be effective immediately following the Closing.

         2.13 Repayment of Loans and Advances. Prior to or at the Closing, the Acquired Company shall cause, and the Shareholders shall direct the Company to cause, all loans and advances made by the Acquired Company to the Shareholders, any family members or affiliates of the Shareholders or any employee of the Acquired Company or any entity controlled by any of them to be repaid along with all accrued interest and all other sums due thereunder, and as of the Closing, no outstanding amounts shall be due to the Acquired Company from the Shareholders, any family members or affiliates of the Shareholders or any employee or any such controlled entity. The Acquired Company shall not forgive any such indebtedness nor shall it disperse funds by way of bonus or otherwise to the Shareholders, any family members or affiliates of the Shareholders or any employee or any such controlled entity for the direct or indirect purpose of providing funds to repay such loans or advances.

         2.14 Amounts Due Shareholders by the Acquired Company. On or prior to the Closing Date, and except in respect of the indebtedness to be retired as provided for in Section 2.2.2 hereof, the Shareholders shall cause to be contributed to the capital of the Acquired Company the full amount of any loans, advances, or other like amounts, including any interest due thereon, from the Shareholders or any family members or affiliates of the Shareholders to the Acquired Company. As of the Closing Date, the Acquired Company shall not owe amounts to any such parties for loans,


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advances, management fees, corporate overhead or otherwise. Prior to the
Closing, no such loans, advances or other like amounts (including interest thereon) shall be paid or retired from the assets of the Acquired Company. The Acquired Company and Purchaser agree to use their best efforts (without the requirement to pay fees or expend money) to have Chew released, effective as of Closing, from his obligation as set forth in that certain Escrow Agreement dated May 13, 1994, by and between Chew and Trustmark National Bank, and if necessary Purchaser shall offer the guarantee of Purchaser in substitution thereof.

         2.15 Supplying of Financial Statements. The Acquired Company and the Shareholders covenant to deliver to Purchaser all regularly prepared unaudited financial statements of the Acquired Company prepared after the date of this Agreement, in format historically utilized internally, as soon as available.

         2.16 Covenant Not to Compete. Purchaser, the Acquired Company and Chew shall enter at the Closing into a Covenant Not to Compete, substantially in the form of Exhibit 2.16 attached hereto.

         2.17 Consulting Agreement. The Acquired Company and Chew shall enter at the Closing into a Consulting Agreement, substantially in the form of Exhibit
2.17 attached hereto.

         2.18 Compliance with Securities Laws. In connection with the transactions contemplated by this Agreement, the parties hereto agree to cooperate with one another in complying with the provisions of the 1933 Act and the General Rules and Regulations thereunder, and all other applicable federal and state securities laws, and each of them agrees to furnish the other, or its counsel, with such information and to take such actions, as may be reasonably requested in respect of such compliance.

         2.19 Administrative Filings and Approvals. The Acquired Company and Purchaser shall each, in cooperation with the other, make the required filings in connection with the transaction contemplated by this Agreement under the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice. As promptly as practicable from time to time after the date of this Agreement, each party shall make all such further filings and submissions, and take such further action, as may be required in connection therewith, and shall furnish all other information in its possession necessary therefor. Purchaser and the Acquired Company shall each notify the other immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division of the Department of Justice or the Federal Trade Commission, and the party receiving the request shall use its best efforts to comply with such request as soon as possible. Neither such party shall withdraw any such filing or submission without the written consent of the other. Purchaser will make or cause to be made all such other filings and submissions under laws and regulations applicable to Purchaser, if any, as may be required by Purchaser for the consummation of the transactions contemplated by this Agreement. The Acquired Company and the Shareholders will make or cause to be made all such other filings and submissions under laws and regulations applicable to them, if any, as may be required of either of them for consummation of the transactions contemplated by this Agreement. The parties hereto will coordinate and cooperate with one another in exchanging such information and reasonable assistance as may be requested in connection with all of the foregoing.


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III.     REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANY, CHEW
         AND THE SHAREHOLDERS.

         The Shareholders, Chew and the Acquired Company, jointly and severally, represent and warrant to, and for the benefit of, Purchaser as follows:

         3.1 Organization, Standing and Foreign Qualification. The Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and has the full power and authority (corporate and otherwise) to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases. The Acquired Company is now, and will be at the Closing, duly qualified and/or licensed to transact business, and in good standing as a foreign corporation in the jurisdictions listed in Exhibit 3.1 hereto, and the character of the property owned or leased by the Acquired Company and the nature of the business conducted by it do not require such qualification and/or licensing in any other jurisdictions.

         3.2 Authority and Status. Each of the Shareholders, Chew and the Acquired Company has the capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. The execution, delivery and performance by the Acquired Company of this Agreement and each and every agreement, document, and instrument provided for herein have been duly authorized and approved by the Board of Directors and the Shareholders. This Agreement and each and every agreement, document, and instrument to be executed, delivered and performed by the Acquired Company, Chew or any of the Shareholders in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligations of the Acquired Company, Chew and each of the Shareholders, as the case may be, enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Attached hereto as Exhibit 3.2 are true, correct and complete copies of the Articles of Incorporation and the Bylaws of the Acquired Company.

         3.3 Capitalization. The entire authorized capital stock of the Acquired Company consists of one million two hundred thousand (1,200,000) shares of no par value common stock, of which shares one million (1,000,000) are voting and two hundred thousand (200,000) are nonvoting, and all of which shares are issued and outstanding and no shares are held in the Acquired Company's treasury. The Acquired Company has no other shares of capital stock authorized, issued or outstanding. All of the issued and outstanding shares of common stock of the Acquired Company have been validly issued and are fully paid and nonassessable and are owned by the Shareholders, free and clear of all liens, claims, charges and encumbrances of any nature whatsoever. The authorization or consent of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in the Acquired Company or the capital stock of the Acquired Company. There are no outstanding options, warrants, calls, commitments or plans by the Acquired Company to issue any additional shares of its capital stock, to pay any dividends on such shares or to purchase, redeem, or retire any outstanding shares of its capital stock, nor are there outstanding any securities or obligations which are convertible into or exchangeable for any shares of capital stock of the Acquired Company. The copy of the stock transfer ledger delivered to Purchaser accurately reflects all share issuances and transfers, and the duly authorized and validly issued share ownership, in respect of the Acquired Company's capital stock from its inception.

         3.4 Absence of Equity Investments. Except as described in Exhibit 3.4 hereto, the Acquired Company does not, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, joint venture, trust or other business entity. Except as described in Exhibit 3.4 hereto, none of the Shareholders owns, directly or indirectly, of record or beneficially any shares or other equity interests in any corporation (except as a stockholder holding less than one percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market), limited liability company, partnership, limited partnership, joint venture, trust or other business entity, all or any portion of the business of which is competitive with that of the Acquired Company.

         3.5 Financial Statements, Liabilities and Obligations of the Acquired Company.

         3.5.1 Attached hereto as Exhibit 3.5.1 are true, correct and complete copies of the Acquired Company's audited balance sheets as of December 31, 1996 and December 31, 1997 and the related statements of earnings, changes in stockholders' equity and cash flows for the years then ended, together with the report of KPMG Peat Marwick LLP thereon (the "1996 and 1997 Financial Statements," respectively). Also attached hereto as Exhibit 3.5.1 is a true, correct and complete copy of the Acquired Company's unaudited balance sheet as of March 31, 1998 (the "Interim Financial Statement Date"), and the related unaudited income statement for the three (3)-month period then ended (the "Interim Financial Statements"). The 1996 and 1997 Financial Statements and the Interim Financial Statements have been prepared from and are in complete accordance with the books and records of the Acquired Company, are true, complete and accurate statements of the financial position of the Acquired Company as of their respective dates, have been prepared in accordance with generally accepted accounting principles, consistently applied, fairly and accurately present the financial position and results of operations of the Acquired Company as of the respective dates thereof, and disclose all liabilities of the Acquired Company, whether absolute, contingent, accrued or otherwise, existing as of the respective dates thereof; provided, however, that the Interim Financial Statements have been prepared on a "tax basis" of accounting. The books and records of the Acquired Company are sufficient and accurate to the extent (i) to permit Purchaser's independent certified public accountants to conduct an audit of the Acquired Company sufficient in scope to permit the issuance of an unqualified opinion on the financial statements of the Acquired Company, and (ii) to permit Purchaser to comply with any applicable reporting requirements under any applicable federal or state securities laws.

         3.5.2 The Acquired Company has no liability or obligation (whether accrued, absolute, contingent or otherwise) except for (i) the liabilities and obligations of the Acquired Company which are disclosed and reserved against in the Interim Financial Statements or Exhibit 3.5.2 hereto, to the extent and in the amounts so disclosed and reserved against, and (ii) liabilities incurred or accrued in the ordinary course of business since the Interim Financial Statement Date, and which do not, either individually or in the aggregate, have a material adverse effect on the assets, operations or the business of the Acquired Company. There is no basis for any assertion against the

Acquired Company as of the Interim Financial Statement Date of any liability of any nature or in any material amount not fully accrued and appearing on the balance sheet as of that date.

         3.5.3 Except as disclosed in the Interim Financial Statements or
Exhibit 3.5.2, the Acquired Company is not in default with respect to any liabilities or obligations and all such liabilities or obligations shown and reflected in the Interim Financial Statements or Exhibit 3.5.2, and such liabilities incurred or accrued subsequent to the Interim Financial Statement Date have been, or are being, paid or discharged as they become due, and all such liabilities and obligations were incurred in the ordinary course of the Business, except as indicated in Exhibit 3.5.2.

         3.6 Taxes. Except as set forth on Exhibit 3.6, (a) the Acquired Company has, as of the date hereof, and will prior to the Closing Date have, timely and accurately filed all Tax Returns required to have been filed on or before such dates; (b) all Taxes shown to be due on the Tax Returns referred to in clause
(a), including without limitation all withholding or other payroll-related taxes shown on such returns, have been or will be timely paid or deposited and all required estimated taxes have been or will be timely paid or deposited; (c) the Acquired Company has not waived any statute of limitations in respect of Taxes of the Acquired Company or agreed to an extension of time with respect to an assessment of taxes or deficiency; (d) no issues that have been raised or threatened in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (a) are currently pending; and (e) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (a) by a taxing authority have been paid in full. The Acquired Company has not been a member of an affiliated group filing a consolidated federal income tax return. The Acquired Company does not have, nor will have any liability for the Taxes of any Person other than the Acquired Company (A) under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise. For all taxable periods not closed by the applicable statute of limitations, the Acquired Company has been a "small business corporation" as that term is defined in Section 1361(b) of the Code, it has had in effect an election under Section 1362(a) of the Code to be treated as an S corporation, and it has filed all of the federal income tax returns (and all state income tax returns in those states permitting the equivalent of an S corporation election) consistently with S corporation status. The Acquired Company has not incurred and will not, with respect to any taxable period ending on or prior to the Closing Date or, with respect to any taxable period ending after the Closing Date, that portion of such period ending on the Closing Date, incur any taxable income or liability for taxes under or by reason of Sections 1363(d), 1371(d), 1374 or 1375 of the Code. The Acquired Company has neither agreed nor is required to make any adjustments under Section 481(a) of the Code, by reason of a change in method of accounting or otherwise. The Forms K-1 previously issued by the Acquired Company to its shareholders, since its inception, correctly indicate and have been prepared at all times consistent with the ownership of shares of the Acquired Company reflecting the duly authorized and validly issued shares of the Acquired Company.

         3.7 Ownership of Assets and Leases.

         3.7.1 Other than with respect to the Real Property and Improvements:

         3.7.1.1 Exhibit 3.7.1.1 attached hereto constitutes the fixed and tangible assets schedule of the Acquired Company as regularly maintained by the Acquired Company and such list is complete and correct in all material respects and includes all material fixed or tangible assets owned by the Acquired Company, including, but not limited to, all machinery and equipment, office furniture and equipment and all vehicles owned by the Acquired Company, and depreciation schedules of the assets shown thereon.

         3.7.1.2 The Acquired Company has good and marketable title to all of the assets shown on Exhibit 3.7.1.1 and all other fixed or tangible assets of the Acquired Company subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance, charge or adverse claim whatsoever, except as specifically shown on Exhibit 3.8.

         3.7.1.3 Except as shown on Exhibit 3.7.1.2, none of the properties or assets used by the Acquired Company are held under any lease, or as conditional vendee under any conditional sale or other title retention agreement. Exhibit
3.7.1.2 includes a list of all leases of all machinery and equipment of which the Acquired Company is a lessee, including respective expiration dates and monthly rentals.

         3.7.1.4 Each of the leases and agreements described in Exhibit 3.7.1.2 is in full force and effect and constitutes a legal, valid and binding obligation of the Acquired Company and the other respective parties thereto and is enforceable in accordance with its terms, and there is not under any of such leases or agreements existing any default of the Acquired Company or of any other parties thereto (or event or condition which, with notice or lapse of time, or both, would constitute a default). The Acquired Company has not received any payment from a lessor in connection with or as inducement for entering into any such lease except as set forth on Exhibit 3.7.1.2.

         3.7.1.5 None of the property of the Acquired Company shown on Exhibits
3.7.1.1 or 3.7.1.2 is leased by the Acquired Company to any other person or entity.

         3.7.1.6 There are no material items of machinery and equipment or vehicles employed or used by the Acquired Company which are not described in Exhibits 3.7.1.1 or 3.7.1.2. The Acquired Company either owns or leases all assets which are necessary to conduct its business. All machinery and equipment owned or leased by the Acquired Company are usable and operable in its business and are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear.

         3.7.1.7 Other than in respect of immaterial quantities of the Acquired Company's inventories, all inventories owned by the Acquired Company consist only of items of a quality and quantity readily usable or readily salable, at prices equal to the values at which such items are reflected in the Acquired Company's books, in the normal course of its business and are valued so as to reflect the normal valuation policy of the Acquired Company, all in accordance with generally accepted accounting principles, applied on a basis consistent with prior years, but not in excess of the lower of cost or net realizable market value.

         3.7.1.8 Except pursuant to this Agreement, the Acquired Company is not a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations which are owned by the Acquired Company, other than the sale of inventories in the ordinary course of the Acquired Company's business.

         3.7.1.9 Except as set forth on Exhibit 3.7.1.9 attached hereto, or to the extent reserved for in the 1996 and 1997 Financial Statements and the Interim Financial Statements, all of the accounts receivable of the Acquired Company as of the Closing Date and all of the notes receivable of the Acquired Company as of the Closing Date will be bona fide, will reflect actual transactions, will have arisen and be collectible in the ordinary course of the Business and will be paid when due and in accordance with their terms other than in immaterial respects consistent with past experience.

         3.7.2 With respect to the Real Property and Improvements:

         3.7.2.1 The parcels of property described in Exhibit 3.7.2.1 as the owned Real Property are the only real estate owned by the Acquired Company.

         3.7.2.2 The Acquired Company owns fee simple title to the Real Property described in Exhibit 3.7.2.1 and to all of the Improvements, subject only to the Existing Title Encumbrances set forth in Exhibit 3.7.2.2.

         3.7.2.3 The parcels of property described in Exhibit 3.7.2.3 as the leased Real Property are the only real estate leased by the Acquired Company.
Exhibit 3.7.2.3 includes a list of all leases of real estate of which the Acquired Company is a lessee, including respective expiration dates and monthly rentals. Each of the leases described in Exhibit 3.7.2.3 is in full force and effect and constitutes a legal, valid and binding obligation of the Acquired Company and the other respective parties thereto and is enforceable in accordance with its terms, and there is not under any of such leases existing any default of the Acquired Company or of any other party thereto (or event or condition which, with notice or lapse of time, or both, would constitute a default). The Acquired Company has not received any payment from a lessor in connection with or as inducement for entry into any such lease except as set forth on Exhibit 3.7.2.3.

         3.7.2.4 None of the property shown on Exhibits 3.7.2.1 or 3.7.2.3 is leased by the Acquired Company to any other person or entity.

         3.7.2.5 There is no real estate used by the Acquired Company which is not described in Exhibits 3.7.2.1 or 3.7.2.3. The Acquired Company either owns or leases all real estate which is necessary to conduct its business.

         3.7.2.6 No taxes, assessments, water charges or sewer charges relating to the Real Property or the Improvements are delinquent and there are no special taxes, assessments or charges pending, nor to the best knowledge of the Acquired Company and Shareholders threatened, against the Real Property or the Improvements. All water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by law or by the normal use and operation of the Real Property and the Improvements currently service the Real Property and the Improvements in such capacities as are required by law or by the normal use and operation of the Real Property and the Improvements.

         3.7.2.7 The Real Property and the Improvements are usable and operable in the Business and the Improvements are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear.

         3.7.2.8 The Acquired Company has obtained and maintained in full force and effect to the date hereof all Permits required for the normal use and operation of the Real Property and the Improvements as currently operated. A complete and correct list of all such Permits is set forth on Exhibit 3.7.2.8. The Acquired Company has delivered to Purchaser complete and accurate photocopies of all Permits. The Acquired Company has complied in all material respects with all such Permits and has not received any notice that any such Permits will not be renewed upon expiration or of any conditions which will be imposed in order to receive any such renewal. Except as described on Exhibit 3.7.2.8, all of the Permits will remain in full force and effect, and will inure to the benefit of the Acquired Company, after the consummation of the transactions contemplated by this Agreement.

         3.7.2.9 The Real Property is being operated and maintained in full compliance with all building code, zoning and other applicable local, state and federal ordinances, regulations and requirements which affect the use and operation thereof, with all Existing Title Encumbrances, with all contracts related thereto and with all Permits. The Acquired Company has not received any notice of violation of law or municipal ordinance, order or requirement having jurisdiction or affecting the Real Property. The zoning classification of the various tracts comprising the Real Property permits the use of all or any part of the Real Property for the purposes and in the manner in which the Real Property is currently used. The Acquired Company has not received notice of any pending or contemplated changes in the status of the zoning for the Real Property. None of the Acquired Company, nor any predecessor in title to the Real Property, has any agreement currently in effect with any county or township in which a tract is located, or any other entity, public or private, which would be binding and would prevent the use of the Real Property for any of the uses allowed by the current zoning of the Real Property.

         3.7.2.10 The Acquired Company is the owner and holder of and the named insured under those certain owner's title insurance policies (the "Title Policies") photocopies of which are attached hereto as Exhibit 3.7.2.10. The Title Policies are in full force and effect and have not been surrendered or canceled and, except as set forth on Exhibit 3.7.2.10, have not been endorsed. The Acquired Company has not made a claim under any of the Title Policies. The Real Property abuts a public right-of-way and the rights of ingress and egress to and from the Real Property and adjoining public ways are not restricted or limited in any manner. There are no pending, nor to the best knowledge of the Acquired Company and the Shareholders threatened or contemplated, eminent domain proceedings affecting the Real Property or any part thereof.

         3.8 Indebtedness of the Acquired Company. Attached hereto as Exhibit
3.8 is a list of all instruments, agreements or arrangements pursuant to which the Acquired Company has borrowed any money, incurred any indebtedness, or established any line of credit which represents a liability of the Acquired Company on the date hereof. The Acquired Company has performed all the obligations required to be performed by it to the date hereof pursuant to the obligations listed on Exhibit 3.8 and the Acquired Company is not in default under any mortgage, indenture, note or other obligation for, or relating to, borrowed money to which the Acquired Company is a party, or to which any property or assets belonging to, or used by, the Acquired Company is subject, and there has not occurred any event which, but for the passage of time or giving of notice, or both, would constitute a default.

         3.9 Agreement Does Not Violate Other Instruments. Except as listed in
Exhibit 3.9, the execution and delivery of this Agreement by the Acquired Company, Chew and each the Shareholders do not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of the Acquired Company or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which the Acquired Company, Chew or any of the Shareholders is a party or is bound or by which the Acquired Company's assets are affected. Except as listed or described on Exhibit 3.9 attached hereto, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to the Acquired Company, Chew or any of the Shareholders, or any assets, properties or operations of the Acquired Company, Chew or any of the Shareholders, in connection with the execution and delivery by the Acquired Company, Chew and each of the Shareholders of this Agreement or the consummation of the transactions contemplated hereby.

         3.10 Absence of Changes. Since January 1, 1998, the Acquired Company has not, except as disclosed on Exhibit 3.10 attached hereto:

         3.10.1 Transferred, assigned, conveyed or liquidated any of its assets or business or entered into any transaction or incurred any liability or obligation, other than in the ordinary course of its business;

         3.10.2 Suffered any adverse change in its business, operations, or financial condition and neither the Acquired Company nor the Shareholders has become aware of any event or state of facts which may result in any such adverse change;

         3.10.3 Suffered in respect of its properties any destruction, damage or loss, whether or not covered, by insurance;

         3.10.4 Suffered, permitted or incurred the imposition of any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest) or claim upon any of its assets, except for any current year lien with respect to personal or real property taxes not yet due and payable;

         3.10.5 Committed, suffered, permitted or incurred any default in any liability or obligation;

         3.10.6 Made or agreed to any adverse change in the terms of any contract or instrument to which it is a party;

         3.10.7 Waived, canceled, sold or otherwise disposed of, for less than the face amount thereof, any claim or right which it has against others;

         3.10.8 Incurred any other liability or obligation or entered into any transaction other than in the ordinary course of business;

         3.10.9 Received any notices indicating, and neither the Acquired Company nor the Shareholders has reason to believe, that any customer or supplier has taken or contemplates any steps which could disrupt the business relationship of the Acquired Company with said customer or supplier or could result in the diminution in the value of the Acquired Company as a going concern;

         3.10.10 Except for payment or prepayment by the Company of any sums due under any notes payable to Chew in respect of the principal amount thereof or interest accrued but unpaid at the stated (pre-default) interest rate therefor ("Permitted Shareholder Debt Reduction"), paid, agreed to pay or incurred any obligation for any payment of any indebtedness except (i) current liabilities incurred in the ordinary course of business and (ii) payments as they become due pursuant to governing agreements disclosed on Exhibit 3.8 hereunder; or

         3.10.11 Delayed or postponed the payment of any liabilities, whether current or long term, or failed to pay in the ordinary course of business any liability on a timely basis consistent with prior practice.

         3.10A Limitation on Dividends, Etc. Since January 1, 1998, (a) the Acquired Company has not declared, promised or made any distribution, dividend or other payment to its Shareholders (other than (i) reasonable compensation for services actually rendered, (ii) Permitted Shareholder Debt Reduction, and (iii) Permitted 1998 Pre-Closing Dividends), or issued any additional shares or rights, options or calls with respect to the Acquired Company's shares, or redeemed, purchased or otherwise acquired any of the Acquired Company's shares, or made any change whatsoever in the Acquired Company's capital structure; (b) nor has the Acquired Company paid, agreed to pay or incurred any obligation for any payment for, any contribution or other amount to, or with respect to, any employee benefit plan (other than in accordance with its express terms), or (other than customary year end bonus payments for 1997 and ordinary salary adjustments in respect of 1998) paid any bonus to, or granted any increase in the compensation of, the Acquired Company's directors, officers, agents or employees, or made any increase in the pension, retirement or other benefits of its directors, officers, agents or other employees.

         3.11 Litigation. Except as otherwise set forth in Exhibit 3.11 hereto, there is no suit, action, proceeding, claim or investigation pending, or to the best knowledge of the Acquired Company and the Shareholders threatened, against or affecting the Acquired Company and there exists no basis or grounds for any such suit, action, proceeding, claim or investigation. None of the items described in Exhibit 3.11, singly or in the aggregate, if pursued and/or resulting in a judgment, would have a material adverse effect on the assets, business, goodwill or financial condition of the Acquired Company or the right of the Acquired Company or any of the Shareholders to consummate the transactions contemplated hereby.

         3.12 Licenses and Permits; Compliance With Law. The Acquired Company holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of its assets. All such licenses, certificates, permits, franchises and rights are listed in Exhibit 3.12. Except as noted in
Exhibit 3.12, the Acquired Company has conducted and is presently conducting its business so as to comply in all respects with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, the Acquired Company is neither presently charged with, or to the best knowledge of the Acquired Company and the Shareholders under governmental investigation, with respect to any actual or alleged violation of any statute, ordinance, rule or regulation, nor presently the subject of any pending or, to the best knowledge of the Acquired Company and the Shareholders threatened, adverse proceeding by any regulatory authority having jurisdiction over its business, properties or operations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any license, certificate, permit, franchise or right held by the Acquired Company, and all such licenses, certificates, permits, franchises and rights will continue to inure to the benefit of the Acquired Company after the transactions contemplated by this Agreement.

         3.13 Contracts, Agreements and Instruments Generally. Exhibit 3.13 hereto consists of a true and complete list of all contracts, agreements, commitments and other instruments (whether oral or written) to which the Acquired Company is a party that involve the receipt of revenue or an expenditure by the Acquired Company or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of the Acquired Company, in each case in excess of twenty-five thousand dollars ($25,000.00) per year. Exhibit 3.13 also identifies all:

         3.13.1 leases, rental agreements or other contracts or commitments affecting the ownership or leasing of, title to or use of any interest in real or personal property with payments equal to or greater than one thousand dollars ($1,000.00) per month and all maintenance or service agreements relating to any real or personal property with payments equal to or greater than one thousand dollars ($1,000.00) per month;

         3.13.2 contracts or commitments providing for payments by the Acquired Company based in any manner upon the sales, purchases, receipts, income or profits of the Acquired Company;

         3.13.3 franchise agreements, marketing agreements or royalty agreements;

         3.13.4 employment contracts or commitments (including without limitation any standard form contracts such as employee nondisclosure agreements), and any other contracts, plans or commitments providing for any continuing payment of any type or nature, including, without limitation, any severance, termination, parachute, or other payments (whether due to a change in control, termination or otherwise) and bonuses and vested commissions. Exhibit
3.13 also includes a listing of all such agreements, if any, for which the standard form was materially or substantially modified or materially or substantially altered, and any contracts that are not in the standard form. Other than the standard form agreements listed on Exhibit 3.13, those listed variations from the standard form agreements and those listed agreements that are not in the standard form, there are no other agreements of the type referred to in this Section 3.13.4;

         3.13.5 contracts, agreements, understandings or arrangements restricting the Acquired Company from carrying on its business anywhere in the world;

         3.13.6 instruments or arrangements evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase-money obligation, guaranty, subordination, conditional sale or lease-purchase; and

         3.13.7 joint venture or joint product development agreements with any party.

         The contracts, agreements, commitments and other instruments listed or required to be listed on Exhibit 3.13 are herein referred to as the "Material Contracts."

         All the Material Contracts are valid and binding upon the Acquired Company and the other parties thereto and are in full force and effect and enforceable in accordance with their terms, except as enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors rights generally and general principles of equity relating to the availability of equitable remedies. Except as listed on Exhibit 3.13, none of the Acquired Company and, to the knowledge of the Acquired Company and the Shareholders, any other party to any such contract, commitment or arrangement has breached any provision of, or is in default under, the terms thereof. Except as listed on Exhibit 3.13, to the Acquired Company's and the Shareholders' knowledge, there are no facts or circumstances that would prevent the work in process of the Acquired Company or its contracts and agreements from maturing upon performance by the Acquired Company into accounts receivable collectible in the aggregate in amounts consistent in all material respects with historical experience. Except for terms specifically described in Exhibit 3.13, the Acquired Company has not received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement, policy or instrument except for payment for actual services rendered or to be rendered by the Acquired Company consistent with amounts historically charged for such services.

         3.14 Intellectual Property

         3.14.1 Exhibit 3.14.1 contains a complete and accurate list of all (i) patented or registered Intellectual Property Rights owned or used by the Acquired Company, (ii) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of the Acquired Company, and (iii) material unregistered Intellectual Property Rights owned or used by the Acquired Company. Exhibit 3.14.1 attached also contains a complete and accurate list of all licenses and other rights granted by the Acquired Company to any Person with respect to any Intellectual Property Rights and all licenses and other rights granted by any Person to the Acquired Company with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights . The Acquired Company owns and possesses all right, title and interest to, or has the right to use pursuant to a valid and enforceable license, all Intellectual Property Rights necessary for the operation of its business as presently conducted and as presently proposed to be conducted, free and clear of all liens, claims and encumbrances of any nature whatsoever. It is not and will not be necessary to utilize any Intellectual Property Rights of any of the Acquired Company's employees developed, invented or made prior to or during their employment by the Acquired Company except for any such Intellectual Property Rights that have previously been assigned to or are otherwise owned by the Acquired Company. Except as set forth on Exhibit 3.14.1, the loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned or used by the Acquired Company has not had and would not reasonably be expected to have a material adverse effect, and no loss or expiration of any Intellectual Property Right is threatened, pending or, to the Acquired Company's or the Shareholders' knowledge, reasonably foreseeable. The Acquired Company has taken commercially reasonable steps to maintain and protect the Intellectual Property Rights which it owns and uses.

         3.14.2 Except as set forth on Exhibit 3.14.2, (i) there have been no claims made against the Acquired Company asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned or used by the Acquired Company and there is no basis for any such claim, (ii) the Acquired Company has not received any notices of, and has no knowledge of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual property Rights (including any demand or request that the Acquired Company license any rights from a third party), (iii) the conduct of the Acquired Company's business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons and (iv) to the Acquired Company's and Shareholders' knowledge, the Intellectual Property Rights owned by or licensed to the Acquired Company have not been infringed, misappropriated or conflicted by other Persons.

         3.15 Labor Matters. Exhibit 3.15 sets forth a list of all employees and independent contractors of the Acquired Company to whom the Acquired Company currently pays wages of at least $50,000 per annum, their current salaries or rates and the Acquired Company's salary increase guidelines. Except as set forth on Exhibit 3.15, within the last three (3) years the Acquired Company has not been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or, to the best knowledge of the Acquired Company and the Shareholders threatened to be called, against it; and, except as set forth on Exhibit 3.15, the Acquired Company has not violated any federal, state, or other governmental statutes, regulations, or ordinances relating to employment and labor matters including, without limitation, the provisions of Title VII of the Civil Rights Act of 1964 (race, color, religion, sex, and national origin discrimination), 42 U.S.C. ss. 1981 (discrimination), 42 U.S.C. ss.ss. 621-634 (the Age Discrimination in Employment Act), 29 U.S.C. ss. 206 (equal pay), Executive Order 11246 (race, color, religion, sex, and national origin discrimination), Executive Order 11141 (age discrimination), ss. 503 of the Rehabilitation Act of 1973 (handicap discrimination), 42 U.S.C. ss.ss. 12101-12213 (Americans with Disabilities Act), 29 U.S.C. ss.ss. 2001-2654 (Family and Medical Leave Act), 29 U.S.C. ss.ss. 651-678 (occupational safety and health) and requirements relating to the documentation of the nationality of employees. There has not been, and to the best knowledge of the Acquired Company and the Shareholders there will not be, any adverse change in relations with employees and independent contractors of the Acquired Company as a result of the transactions contemplated by this Agreement. The staffing and employment levels of the Acquired Company are now, and will be at Closing, sufficient to run the Business at levels of production, sales, marketing and administration consistent with the levels of production, sales, marketing and administration for the prior fiscal year.

         3.16 Benefit Plans.

         3.16.1 Exhibit 3.16 lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other employee program, arrangement, agreement or understanding, (whether arrived at through collective bargaining or otherwise), any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA and any multiemployer plan within the meaning of Section 3(37) of ERISA, currently or previously adopted, maintained, sponsored in whole or in part or contributed to by the Acquired Company or any current or former member of a commonly controlled group of trades or businesses (as defined in Section 4001(b)(1) of ERISA) including the Acquired Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of the Acquired Company and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of the Acquired Company are eligible to participate or under or in connection with which the Acquired Company has any contingent or noncontingent liability of any kind whether or not probable of assertion (collectively, the "Benefit Plans"). Any of the Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." No Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

         3.16.2 Exhibit 3.16 also lists, with respect to all Benefit Plans: (i) all trust agreements or other funding arrangements, including insurance contracts, and all amendments thereto applicable to the Benefit Plans, (ii) where applicable, with respect to any such plan or plan amendments, the most recent determination letters issued by the United States Internal Revenue Service, (iii) all rulings, opinion letters, information letters or advisory opinions issued by the United States Department of Labor after December 31, 1974, with respect to each such Benefit Plan, (iv) annual reports or returns and audited or unaudited financial statements for the most recent three (3) plan years and any amendments thereto, and (v) the most recent summary plan descriptions and any material modifications thereto with respect to such Benefit Plans. Contemporaneously with the delivery of the Exhibits to this Agreement, the Acquired Company and the Shareholders have delivered a true and complete copy of each such Benefit Plan, agreements, letters, rulings, opinions, letters, reports, returns, financial statements and/or summary descriptions described in Sections 3.16.1 or 3.16.2 hereof, certified as such by a duly authorized officer of the Acquired Company and by the Shareholders.

                 3.16.3 All the Benefit Plans and the related trusts subject to ERISA comply in all material respects with and have been administered in compliance in all material respects with the provisions of ERISA, all provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations and collective bargaining agreements, and neither the Acquired Company nor the Shareholders has received any notice from any governmental agency or instrumentality questioning or challenging such compliance. All necessary governmental approvals for the Benefit Plans which have been obtained, including, but not limited to, timely determination letters on the qualification of the ERISA Plans and tax exemption of related trusts, as applicable, under the Code and timely registration and disclosure under applicable securities laws, and all such governmental approvals continue in full force and effect. No event has occurred which will or could give rise to disqualification of any such plan under Sections 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code.

         3.16.4 None of the Acquired Company or, to the best knowledge of the Acquired Company and the Shareholders any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing), has engaged in any transaction or acted or failed to act in any manner which could subject the Acquired Company to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans has been made to employees of the Acquired Company prior to the Closing Date which is not in accordance in all material respects with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Closing Date. Except as disclosed in Exhibit
3.16 there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans, and no action, legal or otherwise, has been commenced with respect to any claim.

         3.16.5 All annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to the Benefit Plans are correct and accurate in all material respects as of the dates thereof, and there have been no amendments filed to any of such reports, returns, statements, valuations or descriptions or required to make the information therein true and accurate.

         3.16.6 No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) of any Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Code or Section 406 of ERISA). There has been no (i) "reportable event" (as defined in Section 4043 of ERISA), or event described in
Section 4062(f) or Section 4063(a) of ERISA or (ii) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which the Acquired Company (or any member of a controlled group of trades or businesses as defined in Section 4001(b) which has, since January 1, 1975, included the Acquired Company) maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to for the benefit of employees of the Acquired Company or any subsidiaries now or formerly in existence. With respect to any termination or withdrawal from any such ERISA Plan, the Acquired Company has no direct or indirect liability to said Plan or any beneficiary thereof.

         3.16.7 None of the ERISA Plans is a defined benefit pension plan.

         3.16.8 As of the Interim Financial Statement Date, the Acquired Company had no current or future liability under any Benefit Plan that was not reflected in the Interim Financial Statements.

         3.16.9 The Acquired Company does not maintain any Benefit Plan providing deferred or stock based compensation which is not reflected in the Interim Financial Statements.

                 3.16.10 The Acquired Company has not maintained, and does not now maintain, a Benefit Plan providing welfare benefits (as defined in ERISA
Section 3(1)) to employees after
retirement or other separation of service except to the extent required under
Part 6 of Title I of ERISA and Code Section 4980B.

         3.16.11 Except as disclosed in Exhibit 3.16, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Acquired Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Acquired Company, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

         3.16.12 All Benefit Plans subject to section 4980B of the Code, as amended from time to time, or Part 6 of Title I of ERISA or both have been maintained in compliance with the requirements of such laws and any regulations (proposed or otherwise) issued thereunder.

         3.17 Customers. Exhibit 3.17 attached hereto consists of a true and correct list of the largest sixty (60) customers of the Acquired Company (representing in revenue for the twelve (12) months ended December 31, 1997 and for the three (3) months ended March 31, 1998 (and part of April, 1998) of not less than ninety-five and eight tenths percent (95.8%) of Acquired Company's revenue for 1997) and total sales to each such customer within such respective periods. Neither the Acquired Company nor any of the Shareholders has received any notice, or has any knowledge that, any customer listed on Exhibit 3.17 has taken, or any such notice or knowledge that any such customer has determined or intends to take any steps, that could reasonably be expected to minimize in any material respect the business relationship of the Acquired Company with such customer.

         3.18 Suppliers. Exhibit 3.18 attached hereto consists of a true and correct list of all suppliers to the Acquired Company who had total purchases (per supplier) during the twelve (12) months ended December 31, 1997 of one hundred fifty-five thousand dollars ($155,000.00) or more, and their respective purchases for the three (3) months ended March 31, 1998, and total purchases from each such supplier within such respective periods. Neither the Acquired Company nor any of the Shareholders has received any notice, or has any knowledge that, any supplier listed on Exhibit 3.18 has taken, or any such notice or knowledge that any such supplier has determined or intends to take any steps, that could reasonably be expected to minimize in any material respect the business relationship of the Acquired Company with such supplier or suppliers.

         3.19 Environmental Matters. Except as set forth in Exhibit 3.19, no real property used by the Acquired Company or leased by the Acquired Company (the "Property") has been used by the Acquired Company or, to the best knowledge of the Acquired Company and the Shareholders any other party, for the handling, treatment, storage or disposal into the environment of any Hazardous Substance (as hereinafter defined). Except as set forth in Exhibit 3.19, during the period of time the Acquired Company has used or leased the Property, and to the best knowledge of the Acquired Company and the Shareholders prior thereto, no release, discharge, spillage or disposal of any Hazardous Substance and no soil, water or air contamination by any Hazardous Substance has occurred or is occurring in, from or on the Property. Except as set forth in Exhibit 3.19, the Acquired Company has complied with all reporting requirements under any applicable federal, state or local environmental laws and permits, and the Acquired Company has not violated any such environmental laws or permits. Except as set forth in Exhibit 3.19, there are no claims, actions, suits, proceedings or investigations related to the presence, release, production, handling, discharge, spillage, transportation or disposal of any Hazardous Substance or ambient air conditions or contamination of soil, water or air by any Hazardous Substance pending or, to the best knowledge of the Acquired Company and the Shareholders threatened, with respect to the Property or otherwise against the Acquired Company in any court or before any state, federal or other governmental agency or private arbitration tribunal and there is no basis for any such claim, action, suit, proceeding or investigation. There are no underground storage tanks on the Property. Except as set forth in Exhibit 3.19, no building or other improvement included in the Property contains any asbestos or any asbestos-containing materials. For the purposes of this Agreement, "Hazardous Substance" shall mean any hazardous or toxic substance or waste as those terms are defined by any applicable federal, state or local law, ordinance, regulation, policy, judgment, decision, order or decree including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 et seq. ("CERCLA"), the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq., and petroleum, petroleum products and oil.

         3.20 Product Warranty. Each product manufactured, sold, leased or delivered by the Acquired Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Acquired Company has no material liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the balance sheet accompanying the most recent financial statement delivered by the Acquired Company and the Shareholders pursuant to Section 2.15 herein (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Company. No product manufactured, sold, leased or delivered by the Acquired Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. Prior to the Closing Date, the Acquired Company shall have submitted to Purchaser a copy of the standard terms and conditions of sale or lease for the Acquired Company (containing applicable guaranty, warranty and indemnity provisions).

         3.21. Insurance. Set forth in Exhibit 3.21 is a complete list of all insurance policies which the Acquired Company maintained with respect to its businesses, properties or employees within the preceding three (3) years. Except as set forth in Exhibit 3.21, such policies are in full force and effect and, to the knowledge of the Acquired Company and the Shareholders, no event has occurred which would give any insurance carrier a right to terminate any such policy. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Acquired Company and its property and assets are exposed. Except as set forth in Exhibit 3.21, since the beginning of the Acquired Company's fiscal year, there has not been any change in the Acquired Company's relationship with its insurers or in the premiums payable pursuant to such policies.

         3.22 Related Party Relationships. Except as set forth in Exhibit 3.22, none of the Shareholders nor any officer or director of the Acquired Company, possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, any corporation, partnership, firm, association or business organization which is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Acquired Company (except as a stockholder holding less than a one percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

         3.23 Antitrust Matters. The Acquired Company has conducted and is conducting the Business in compliance with all federal and state antitrust and trade regulation laws, statutes, rules and regulations, including without limitation, the Sherman Act, the Clayton Act, the Robinson Patman Act, the Federal Trade Commission Act, state laws patterned after any of the above, all laws forbidding price-fixing, collusion, or bid-rigging, and rules or regulations issued pursuant to authority set forth in any of the above. With respect to any of the foregoing, the Acquired Company is not presently directly or indirectly involved with, or to the best knowledge of the Acquired Company and the Shareholders charged with or under any governmental investigation with respect to, and there is no basis or grounds for, any charge, claim, investigation, suit, action, proceeding or any actual or alleged violation of any such law, statute, rule or regulation.

         3.24 Exhibits. Matters disclosed on each Exhibit shall be deemed disclosed only for purposes of the matters to be disclosed on such Exhibit and shall not be deemed to be disclosed for any other purpose unless expressly provided therein.

         3.25 Disclosure and Absence of Undisclosed Liabilities. This Agreement and the Exhibits hereto disclose all facts material to the assets, business or operations of the Acquired Company. No representation or statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished to Purchaser pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         3.26 Agreement as to Knowledge. Any provision of this Agreement referring to the knowledge of the Shareholders shall be deemed to include the knowledge of Chew.


IV.      REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser represents and warrants to, and for the benefit of, the Acquired Company as follows:

         4.1 Organization and Standing. Purchaser is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, and has the full power and authority (corporate and otherwise) to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases.

         4.2 Authority and Status. Purchaser has the capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. The execution, delivery and performance by Purchaser of this Agreement and each and every agreement, document, and instrument provided for herein have been duly authorized and approved by its Board of Directors. This Agreement and each and every other agreement, document, and instrument to be executed, delivered and performed by Purchaser in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

         4.3 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Articles of Incorporation, as amended, or Bylaws, as amended, of Purchaser, or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Purchaser is a party or is bound or by which its assets are affected.

         4.4 Litigation, Etc. There is no suit, action, proceeding, claim or investigation pending, or to the knowledge of the Purchaser threatened, against the Purchaser which would have a material adverse effect on the right of the Purchaser to consummate the transactions contemplated hereby. Purchaser is not contemplating a filing for bankruptcy or commencing any similar insolvency proceeding.

V.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

         The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, all of which may be waived, in whole or in part, by Purchaser for purposes of consummating such transactions, but without prejudice to any other right or remedy which it may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of, the Acquired Company, Chew or the Shareholders contained in this Agreement or any other certificate or instrument furnished by the Acquired Company, Chew or the Shareholders hereunder.

         5.1 Representations True at Closing. The representations and warranties made by the Acquired Company, Chew and the Shareholders to Purchaser in this Agreement, the Exhibits hereto or any document or instrument delivered to Purchaser or its representatives hereunder shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time, except for changes contemplated by this Agreement.

         5.2 Covenants of the Acquired Company, Chew and the Shareholders. The Acquired Company, Chew and the Shareholders shall have duly performed all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date, and the President of the Acquired Company, Chew and the Shareholders shall deliver to Purchaser a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 5.1 hereof.

         5.3 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business of the Acquired Company, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Purchaser would make it inadvisable to consummate such transactions.

         5.4 Opinion of Counsel. An opinion of Wells, Moore, Simmons & Hubbard, PLLC, counsel for the Acquired Company, Chew and the Shareholders, shall have been delivered to Purchaser dated as of the Closing Date, substantially in form and substance of the opinion attached hereto as Exhibit 5.4.

         5.5 Consents, Approvals and Waivers. Purchaser shall have received a true and correct copy of each and every consent, approval and waiver (whether governmental or private) (a) referred to in Section 2.9 hereof, or (b) otherwise required for the execution of this Agreement and the consummation of the transactions contemplated hereby.

         5.6 Absence of Adverse Changes. Since the Interim Financial Statement Date (a) the Acquired Company shall not have suffered any change in its financial condition, business, property or assets which adversely affects the conduct of its business, and (b) neither the Acquired Company, Chew nor any of the Shareholders shall have permitted or suffered to occur any transaction or event described in Section 3.10 hereof which is not described in Exhibit 3.10 hereto.

         5.7 Covenant Not to Compete. Chew shall have entered into a Covenant Not to Compete substantially in the form of Exhibit 2.16.

         5.8 Consulting Agreement. Chew shall have entered into an Consulting Agreement substantially in the form of Exhibit 2.17.

         5.9 Environmental Audit. Purchaser shall have received the results of an environmental audit on the Real Property conducted by environmental engineers of Purchaser's choosing and paid for by Purchaser, which results shall be satisfactory to Purchaser in all respects, within Purchaser's sole discretion.

         5.10 Title to Real Property. Purchaser shall have received the results of a title search and survey of the Real Property, which results shall be satisfactory to Purchaser in all respects, within Purchaser's sole discretion, and Purchaser shall have obtained title insurance, in form and content acceptable to Purchaser from a reputable insurer insuring the Real Property at customary rates.

         5.11 Results of Certain Investigations. The Purchaser shall have completed, and been satisfied in its sole discretion with the results of, legal and business investigations with respect to the operations of the Acquired Company.

VI. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE ACQUIRED COMPANY, CHEW AND THE SHAREHOLDERS TO CLOSE.

             All of the obligations of the Acquired Company, Chew and the Shareholders to consummate the transactions contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Acquired Company, Chew and the Shareholders, but without prejudice to any other right or remedy which they may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of, Purchaser contained in this Agreement, or any certificate or instrument furnished by it hereunder.

         6.1 Representations True at Closing. The representations and warranties made by Purchaser in this Agreement to the Acquired Company, Chew and the Shareholders or any document or instrument delivered to the Acquired Company, Chew, the Shareholders or their representatives hereunder shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement.

         6.2 Covenants of Purchaser. Purchaser shall have duly performed all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date, and a duly authorized officer of Purchaser shall deliver a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 6.1 above.

         6.3 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of, the business of Purchaser, if such action, proceedings, investigation, regulation or legislation, in the reasonable judgment of the Acquired Company, Chew or the Shareholders would make it inadvisable to consummate same.

         6.4 Opinion of Counsel. An opinion of Joel I. Beerman, Esq., General Counsel for the Purchaser, shall have been delivered to the Representative dated as of the Closing Date, substantially in form and substance of the opinion attached hereto as Exhibit 6.4.


VII.     CLOSING.

         7.1 Time and Place of Closing. The consummation of the transactions provided for in this Agreement (herein referred to as the "Closing") shall be held at the offices of Jones, Day, Reavis & Pogue, 3500 SunTrust Plaza, 303 Peachtree Street, N.E., Atlanta, Georgia, 30308-3242, commencing at 10:00 a.m. Eastern Time, on May 11, 1998 (herein referred to as the "Closing Date"), unless another place or date is agreed to in writing by the parties hereto, but in no event will the Closing be held later than May 11, 1998.

         7.2 Transactions at Closing. At the Closing, each of the following transactions shall occur:

         7.2.1 The Acquired Company's, Chew's and the Shareholders' Performance. At the Closing, the Acquired Company, Chew and the Shareholders shall deliver to Purchaser the following:

               (i) all certificates representing shares of the outstanding capital stock of the Acquired Company, duly endorsed for transfer or accompanied by instruments of transfer reasonably satisfactory in form and substance to Purchaser and its counsel;

               (ii) the certificate of the Shareholders, Chew and of the President of the Acquired Company described in Section 5.2;

               (iii) copies of the consents, approvals and waivers described in
         Section 2.9 and Section 5.5;

               (iv) certificates of compliance or certificates of good standing of the Acquired Company, as of the most recent practicable date, from the appropriate governmental authority of the jurisdiction of its incorporation and any other jurisdiction which is set forth in Exhibit
         3.1 hereto;

               (v) certified copies of resolutions of the Board of Directors of the Acquired Company and of the Shareholders approving the transactions set forth in this Agreement;



               (vi) certificates of incumbency for the officers of the Acquired Company;

               (vii) resignations of each director, of Chew, Judith A. Chew and Karen C. Robinson each as an officer of the Acquired Company and of the plan administrator under any Benefit Plan maintained by the Acquired Company;

               (viii) evidence of the repayments described in Section 2.13;

               (ix) an executed Covenant Not to Compete from Chew, substantially in the form of Exhibit 2.16;

               (x) an executed Consulting Agreement from Chew, substantially in the form of Exhibit 2.17;

               (xi) opinion of counsel described in Section 5.4; and

               (xii) such other evidence of the performance of all covenants and satisfaction of all conditions required of the Acquired Company, Chew and the Shareholders by this Agreement, at or prior to the Closing, as Purchaser or its counsel may reasonably require.

         7.2.2 Performance by Purchaser. At the Closing, Purchaser shall deliver to the Acquired Company, Chew and the Shareholders the following:

               (i) cash, by wire transfer, in the aggregate amount referenced in
         Section 2.2;

               (ii) certificate of the authorized officer described in Section 6.2;

               (iii) certificate of incumbency of the officers of Purchaser who are executing this Agreement and the other documents contemplated hereunder;

               (iv) certified copy of resolutions of the Board of Directors of Purchaser approving the transactions set forth in this Agreement;

               (v) opinion of counsel described in Section 6.4; and

               (vi) such other evidence of the performance of all the covenants and satisfaction of all of the conditions required of Purchaser by this Agreement at or before the Closing as the Acquired Company, Chew, the Shareholders or their counsel may reasonably require.


VIII.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION.

         8.1 Survival of Representations and Warranties of the Acquired Company, Chew and the Shareholders. All representations, warranties, agreements, covenants and obligations made or undertaken by the Acquired Company, Chew and the Shareholders in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Purchaser, shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto. Each of the Shareholders and Chew agrees to and shall indemnify and hold harmless Purchaser or any assignee of Purchaser at all times after the date of this Agreement from and against and in respect of, any liability, claim, deficiency, loss, damage, or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by Purchaser (collectively, a "Loss") arising from (a) any misrepresentation by, or breach of any covenant or warranty of, the Acquired Company, Chew or any of the Shareholders contained in this Agreement or any exhibit, certificate, or other instrument furnished or to be furnished by the Acquired Company, Chew or any of the Shareholders hereunder;
(b) any nonfulfillment of any agreement on the part of the Acquired Company, Chew or any of the Shareholders under this Agreement or from any misrepresentation in or omission from, any certificate or other instrument furnished or to be furnished to Purchaser hereunder; (c) any claim against, or liability of, the Acquired Company, which accrued prior to the Interim Financial Statement Date to the extent not fully accrued or reserved against in the Interim Financial Statements; or (d) any matter regarding Hazardous Substances on any Real Property or regarding any applicable federal, state or local environmental laws or permits pertaining to the Real Property except to the extent any Loss therefrom is expressly disclosed either in Exhibit 3.19 hereto or in the Phase I Environmental Site Assessments issued by Clayton Environmental to Purchaser. Any examination, inspection or audit of the properties, financial condition or other matters of the Acquired Company and its business conducted by Purchaser pursuant to this Agreement shall in no way limit, affect or impair the ability of Purchaser to rely upon the representations, warranties, covenants and obligations of the Acquired Company, Chew and each of the Shareholders set forth herein. Since following Closing the Acquired Company will be owned by Purchaser, the parties hereto agree that any Loss suffered or incurred by the Acquired Company arising as provided for in this Section 8.1 shall be deemed a Loss suffered or incurred by Purchaser.

         8.2 Survival of Representations and Warranties of Purchaser. All representations, warranties, agreements, covenants and obligations made or undertaken by Purchaser in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by the Acquired Company, Chew and the Shareholders, shall survive the Closing hereunder for a period of two (2) years and shall not merge in the performance of any obligation by any party hereto, except for any claim to be indemnified pursuant to Section 8.2(c) or in respect of the covenants in Sections 2.4 and 2.5, which shall survive for the statutory period of limitations under the applicable tax statutes, unless such claim is raised by the taxing authority by way of an offset against any claim or suit for refund or is allowed to be assessed after the expiration of the applicable statute of limitations pursuant to a validly executed waiver or extension thereof or pursuant to the mitigation provisions contained in the Code, in which case a claim may be made within one
(1) year after such offset or assessment. Purchaser agrees to and shall indemnify and hold harmless the Acquired Company, Chew and the Shareholders at all times after the date of this Agreement from and against and in respect of, any liability, claim, deficiency, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by the Acquired Company, Chew or the Shareholders arising from (a) any misrepresentation by, or breach of any covenant or warranty of, Purchaser contained in this Agreement or any exhibit, certificate or other instrument furnished or to be furnished by Purchaser hereunder, or any claim by a third party (regardless of whether the claimant is ultimately successful) which if true would be such a misrepresentation or breach, (b) any nonfulfillment of any agreement on the part of the Purchaser under this Agreement or from any misrepresentation in or omission from, any certificate or other instrument furnished or to be furnished to the Acquired Company, Chew or the Shareholders hereunder, or (c) the failure of the Acquired Company (or Purchaser) to reimburse, by virtue of the payments made pursuant to Sections 2.4 and 2.5 hereof, the Shareholders for their respective 1998 Tax Liability and the Election Liability as determined by a final, nonappealable order of a Governmental Body.

         8.2A Defense of Third Party Claims. Any Person making a claim for indemnification under Sections 8.1 or 8.2 hereof (an "Indemnitee") shall notify the indemnifying party or parties (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it by a third party (including without limitation, a Governmental Body), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof at such Indemnitor's expense by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense within fifteen
(15) days after receipt of such written notice from the Indemnitee; provided that:

                 (a) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor);

                 (b) the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) settlement of, or an adverse judgment with respect to, the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would, in the reasonable judgment of the Indemnitee, likely establish a precedential custom or practice adverse to the continuing business interests of the Indemnitee in any material respect or the Indemnitee reasonably believes that settlement or an adverse judgment with respect thereto would be detrimental to or injure the Indemnitee's reputation; (iii) the claim seeks an injunction or equitable relief against the Indemnitee; (iv) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (v) the Indemnitee reasonably believes that the loss relating to such claim could exceed the limitations on such indemnification as set out in Section 8.5 hereof; and

                 (c) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (not to be unreasonably withheld) before entering into any settlement of such claim and, if the Indemnitee shall control the defense of any such claim, the Indemnitee shall obtain the prior written consent of the Indemnitor (not to be unreasonably withheld) prior to entering into any settlement of such claim.

         8.2B Insurance Proceeds. To the extent an Indemnitee is entitled to receive and actually receives any proceeds of insurance with respect to a matter for which it is to be indemnified hereunder, the indemnification obligation of the Indemnitor hereunder shall be reduced to the extent thereof (net of all out-of-pocket costs related to such insurance recovery). An Indemnitee shall use commercially reasonable efforts (consistent with past practice) to recover any amounts which it may reasonably be entitled to under any existing insurance policy with respect to a matter for which it is to be indemnified hereunder.

         8.3 Limitation on Indemnification. Notwithstanding the provisions of Sections 8.1 and 8.2, and subject to the final sentence of this Section 8.3, no party entitled to indemnification shall be entitled to make a claim against any party providing indemnification unless and until the aggregate amount of all claims which may be asserted against such party exceeds two hundred fifty thousand dollars ($250,000.00) at which time claims may be asserted for all such indemnifiable losses without limitation by reason of this Section 8.3. For purpose of the foregoing limitation, each of the parties providing indemnification pursuant to Section 8.1 shall be deemed to be a single party providing indemnification for purposes of computing the two hundred fifty thousand dollar ($250,000.00) threshold. The limitation set forth in this
Section 8.3 shall not apply to (a) any knowing breach by any party of any of the representations and warranties made herein or pursuant to this Agreement by such party, or any intentional breach of any covenant or obligation herein or pursuant to this Agreement (a "Knowing Breach"); (b) the breach of or noncompliance with any of the representations, warranties and covenants contained in Sections 3.3, 3.6 and 11.5 of this Agreement; or (c) indemnification pursuant to Section 8.2(c) hereof.

         8.4 Survival Period for Claims Against Chew and Shareholders. A claim for indemnification based on the covenants, representations and warranties contained in the provisions of Sections 3.2, 3.3, 3.7.1.2, 3.7.2.2, 3.19, 11.2 or 11.5 shall survive for the longest period available under applicable laws and may be made at any time. Except for such claims, a claim for indemnification hereunder shall be forever barred unless made by notifying Chew and the Shareholders (a) in the case of a claim based upon a tax liability of the Acquired Company (including, without limitation, any claim based upon an assertion that any of the previously filed tax returns of the Acquired Company are inaccurate or incomplete), within the statutory period of limitations under the applicable tax statute, unless such claim is raised by the taxing authority by way of an offset against any claim or suit for refund or is allowed to be assessed after the expiration of the applicable statute of limitations pursuant to a validly executed waiver or extension thereof or pursuant to the mitigation provisions contained in the Code, in which case a claim may be made within one
(1) year after such offset or assessment, or (b) in all other cases, within two
(2) years after the Closing Date.

         8.5 Maximum Aggregate Liability Amount. Except as set forth in Exhibit
8.5 hereto, the maximum aggregate liability of Chew and the Shareholders in respect of a claim by Purchaser for indemnification under this Agreement shall equal the sum of the amounts paid by Purchaser pursuant to Sections 2.1, 2.4 and
2.5 hereof (the "Maximum Aggregate Liability Amount"), and the obligations of Chew and the Shareholders for indemnification hereunder shall terminate when the Maximum Aggregate Liability Amount has been paid to Purchaser. In addition, except as indicated in Exhibit 8.5 hereto, the maximum aggregate liability of each of the Shareholders other than the John S. Chew, Jr. Revocable Trust (the "Minority Shareholders") for indemnification under this Agreement shall equal the sum of all amounts paid by Purchaser to such Minority Shareholder pursuant to Sections 2.1, 2.4 and 2.5 hereof, and the obligations of any Minority Shareholder for indemnification hereunder shall terminate when such amount has been paid to Purchaser by such Minority Shareholder.


IX.      TAX EFFECT OF THE TRANSACTION.

                 Neither Purchaser, the Acquired Company, Chew nor the Shareholders have made nor do any of them make herein any representation or warranty as to the tax consequences of the transactions contemplated or provided for herein to any party hereto. It is understood and agreed that each party has looked to its own advisors for advice and counsel as to such tax effects.

X.       TERMINATION.

         10.1 Method of Termination. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is (a) the covenants set forth in Article II hereof, and (b) expenditures and obligations incurred and to be incurred by Purchaser, on the one hand, and by the Acquired Company, Chew and the Shareholders, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

         10.1.1 By the mutual consent of the parties, notwithstanding prior approval by the shareholders of any or all of such corporations;

         10.1.2 By the Shareholders, Chew and the Acquired Company after May 11, 1998, if any of the conditions set forth in Article VII hereof, to which their obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of any of them; or

         10.1.3 By Purchaser after May 11, 1998, if any of the conditions set forth in Article VI hereof, to which its obligations are subject have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act.

         10.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 10.1.1 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder. In the event of any other termination, the parties shall retain any and all rights attendant to a breach of any covenant, representation or warranty made hereunder.

         10.3 Risk of Loss. The Acquired Company, Chew and the Shareholders assume all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement up to the Closing. If the condemnation, destruction, loss, or damage is such that the business of the Acquired Company is interrupted or curtailed or the assets of the Acquired Company are materially affected, then Purchaser shall have the right to terminate this Agreement. If the condemnation, destruction, loss, or damage is such that the business of the Acquired Company is neither interrupted nor curtailed nor its assets materially affected, or if the business is interrupted or curtailed or the assets are materially affected and Purchaser nevertheless foregoes the right to terminate this Agreement, the consideration payable pursuant to Article II hereof shall be adjusted at the Closing to reflect such condemnation, destruction, loss, or damage to the extent that insurance proceeds are not sufficient to cover such destruction, loss or damage, and if Purchaser, the Acquired Company, Chew and the Shareholders are unable to agree upon the amount of such adjustment, the dispute shall be resolved jointly by the independent accounting firms then employed by Purchaser and the Acquired Company, and if said accounting firms do not agree, they shall appoint a nationally recognized accounting firm, whose determination of the dispute shall be final and binding.

XI.      GENERAL PROVISIONS.

         11.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, mailed by registered or certified mail, return receipt requested, or sent by Federal Express or other nationally recognized overnight delivery service addressed as follows:

           11.1.1 If to the Acquired Company, Chew or the Shareholders:

                  John S. Chew, Jr.
                  109 Southern Ridge Road
                  Madison, Mississippi  39110

                  with a copy to:

                  Wells, Moore, Simmons & Hubbard, PLLC
                  1300 Deposit Guaranty Plaza
                  P. O. Box 1970
                  Jackson, Mississippi  39215-1970
                  Attn:  T. Calvin Wells

           11.1.2 If to Purchaser:

                  Georgia Gulf Corporation
                  400 Perimeter Center Terrace, Suite 595
                  Post Office Box 105197
                  Atlanta, Georgia  30348
                  Attn:  Mr. Joel I. Beerman, Vice President and General Counsel

                  with a copy to:


                  Jones, Day, Reavis & Pogue
                  3500 SunTrust Plaza
                  303 Peachtree Street, N.E.
                  Atlanta, Georgia  30308-3242
                  Attn:  John E. Zamer

                 11.1.3 If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made. If delivered by mail or overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or sent to a party in accordance with this Section 11.1 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mails or overnight delivery service, as the case may be.

         11.1.4 Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 11.1.

         11.2 Brokers.

         11.2.1 Each of the Shareholders and Chew represents and warrants to Purchaser that no investment banker, broker or finder has acted for him or the Acquired Company, in connection with this Agreement or any of the transactions contemplated hereby. Each of the Shareholders and Chew agrees to indemnify and hold harmless the Purchaser from and against any fee, claim, loss, or expense arising out of any claim by any investment banker, broker or finder employed or alleged to have been employed by any of the Shareholders, Chew or the Acquired Company.

         11.2.2 The Purchaser represents and warrants to the Shareholders, Chew and the Acquired Company that it has not retained any investment banker, broker or finder in connection with this Agreement or any of the transactions contemplated hereby. Purchaser agrees to indemnify and hold harmless Chew and the Shareholders from and against any fee, claim, loss, or expense arising out of any claim by any investment banker, broker or finder employed or alleged to have been employed by it.

         11.3 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

         11.4 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

         11.5 Expenses. Except as indicated in the last sentence of this Section 11.5, all expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of brokers, agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. Except as indicated in the last sentence of this
Section 11.5, all such fees and expenses of the Acquired Company shall be borne by the Shareholders, and in no event shall any assets of the Acquired Company be utilized for or reduced by the payment of any such fees or expenses. Each of Chew and the Shareholders hereby represents and warrants that no such fees or expenses have been paid by the Acquired Company from the Acquired Company's assets prior to the date of this Agreement, and hereby covenants that the Acquired Company will not so pay any such fees or expenses prior to or at the Closing. Notwithstanding anything in this Section 11.5 to the contrary, the Acquired Company shall pay expenses in respect of services rendered by KPMG Peat Marwick LLP in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby for the period prior to and through the Closing in an aggregate amount not to exceed twenty thousand dollars ($20,000.00), and the Acquired Company shall pay legal expenses of Wells, Moore, Simmons & Hubbard, PLLC, in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby in an aggregate amount not to exceed fifteen thousand dollars ($15,000.00).

         11.6 Nondisclosure of Terms. The Acquired Company, Chew and the Shareholders, jointly and severally, represent and warrant that prior to the execution hereof (and except in connection with and pursuant to the pre-merger notification filing made under the HSR Act) they have not disclosed any of the terms, conditions, obligations or matters contained in or relating to this Agreement and the transactions contemplated herein, and the Acquired Company, Chew and the Shareholders, jointly and severally, covenant and agree that following the execution of this Agreement it and they shall not disclose to any person, individual or entity any of such terms, conditions or matters and to keep the same confidential, regardless of whether the Closing occurs; provided, however, that the Acquired Company, Chew and the Shareholders may disclose such terms, conditions, obligations or matters contained in or relating to this Agreement and the transactions contemplated herein to its lenders.

         11.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

         11.8 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

         11.9 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

         11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi.

         11.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.12 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

         11.13 Exhibits Incorporated. All Exhibits attached hereto are incorporated herein by reference, and all blanks in such Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

         11.14 Time of Essence. Time is of the essence in this Agreement.

         IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

                                               GEORGIA GULF CORPORATION
                                               "Purchaser"


                                               By:
                                                  ------------------------------
                                               Title:
                                                     ---------------------------

                                               NORTH AMERICAN PLASTICS, INC.
                                               "Acquired Company"


                                               By:
                                                  ------------------------------
                                               Title:
                                                     ---------------------------


                                               ---------------------------------
                                               JOHN S. CHEW, JR.

                                               JOHN S. CHEW, JR. REVOCABLE TRUST


                                               By:
                                                   -----------------------------
                                                   John S. Chew, Jr., Trustee



                                               KAREN C. ROBINSON

                                               KELLY PAULINE ROBINSON QUALIFIED
                                               SUBCHAPTER S TRUST

                                               By: Trustmark National Bank,
                                                   Jackson, Mississippi, Trustee


                                               By:
                                                   -----------------------------
                                                   Trust Officer

                                               OLIVIA ANN ROBINSON QUALIFIED
                                               SUBCHAPTER S TRUST

                                               By: Trustmark National Bank,
                                                   Jackson, Mississippi, Trustee


                                               By:
                                                   -----------------------------
                                                   Trust Officer

                                               CLAIRE ELIZABETH ROBINSON
                                               QUALIFIED SUBCHAPTER S TRUST

                                               By: Trustmark National Bank,
                                                   Jackson, Mississippi, Trustee


                                               By:
                                                  ------------------------------
                                                  Trust Officer